  EXHIBIT 99.1

Terra Tech Corp. Makes Strategic Investment in Leading Hydroponics Provider

IRVINE, Calif. November 1, 2018 -- Terra Tech Corp. (OTCQX: TRTC), (“Terra Tech” or the “Company”) a vertically integrated cannabis-focused agriculture company, is pleased to announce that it has made a $5 million investment in Hydrofarm Holdings Group, Inc. (“Hydrofarm”). Hydrofarm was founded in 1977 and is based in Petaluma, California with ~300 employees globally. It is one of the leading independent providers of hydroponics products in North America and recorded over $250 million in revenues in 2017.

This strategic investment provides Terra Tech with an ownership stake in the longest standing specialty indoor garden wholesaler in the U.S. The Company also expects to leverage this relationship to drive down its capital equipment and cultivation input costs. Hydrofarm offers a full spectrum of hydroponics products, including approximately 5,000+ SKUs, and 1,000+ proprietary SKUs (25+ proprietary brands). It serves 1,700+ customers through brick-and-mortar, eCommerce, and commercial wholesale channels via nine distributions centers across North America.

Through this funding round Hydrofarm has raised a total of $55 million, of which Terra Tech contributed $5 million. The capital will be used by Hydrofarm to expand market share as end market demand increases as a result of adult-use cannabis legalization efforts led by California and Canada and the continued expansion of cannabis for medicinal purposes.

“This investment provides our shareholders with access to, what we believe, is the largest independent hydroponic growing equipment and supply distributor in the U.S.,” Derek Peterson, CEO of Terra Tech, stated. “Hydrofarm has a stable business model and generates significant revenues from its broad customer base, which covers 1,500+ retailers. The hydroponics equipment and supplies industry is growing rapidly and we believe that Hydrofarm holds significant upside potential. As a result of the capital injection, it is well-positioned to expand its leading position both in the U.S. and Canada through both organic growth initiatives and its M&A strategy. Moreover, this strategic investment in a leading provider of hydroponics equipment provides synergistic benefits to Terra Tech and is expected to enable us to improve our supply chain and bring down our capital equipment costs.”

Hydrofarm is one of the two major consolidators in the hydroponics equipment and supplies industry. In November 2017, Hydrofarm acquired Eddi’s Wholesale and the distribution division of Greenstar Plant Products, Inc., the #1 and #2 Hydroponics and Lawn & Garden distributors in Canada, respectively. Hydrofarm believes numerous opportunities exist for further acquisitions in a fragmented market.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

CONTACTS

Terra Tech Corp.

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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